CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-146552 on Form N-1A of our report dated December 23, 2024, relating to the financial statements and financial highlights of Miller Convertible Bond Fund, Miller Market Neutral Income Fund, and Miller Intermediate Bond Fund (collectively, the “Funds”), each a series of the Miller Investment Trust, appearing in Form N-CSR of the Funds for the year ended October 31, 2024, and to the references to us under the headings “Financial Highlights” in the Prospectus, and "Independent Registered Public Accounting Firm" and “Policies and Procedures for Disclosure of Portfolio Holdings” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Costa Mesa, California

February 24, 2025